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Exhibit 10.8

BG MEDICINE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Last Revised: July [    ], 2007

The Board of Directors of BG Medicine, Inc. (the "Company") has approved the following Non-Employee Director Compensation Policy (this "Policy") which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company's initial public offering of common stock (the "Effective Time"), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors.

Applicable Persons

        This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an "Outside Director"). "Affiliate" shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

        All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock.

  Annual Grants

        Each Outside Director shall be granted a non-qualified stock option to purchase 15,000 shares of the Company's common stock under the Company's 2007 Employee, Director and Consultant Equity Incentive Plan (the "Stock Plan") each year at the annual meeting of the Board of Directors following the Company's annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of the year in which the Effective Time occurs, each Outside Director will still receive any annual grants of non-qualified stock options provided for under this Policy on the first day of the third fiscal quarter of such year; and provided further, that if an annual meeting of stockholders is subsequently held during the year in which the Effective Time occurs, no additional annual grant shall be made.

  Initial Grant For Newly Appointed or Elected Directors

        Each new Outside Director shall be granted a non-qualified stock option to purchase 30,000 shares of the Company's common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors.

  Terms for All Option Grants

        Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) vest one year from the date of the grant, subject to the Outside Director's continued service on the Board of Directors; provided that such options shall become exercisable in full immediately prior to a change in control of the Company; (ii) have an exercise price equal to the fair market value of the Company's common stock as determined in the Stock Plan on the date of grant; and (iii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.

Cash Fees

  Annual Cash Payments

        Each Outside Director shall receive an annual fee of $20,000 for service on the Board of Directors, and an Outside Director who serves as a chairman of the Board of Directors shall receive an additional annual fee of $20,000.

        In addition, each Outside Director who serves as a member of the Audit, Compensation or Nominating and Governance Committees of the Board of Directors shall receive an annual fee of $3,000 for each such Committee on which they serve, or $5,000 for serving as the chairman of each such Committee.

  Per Meeting Fees

        Each Outside Director shall be paid a fee of $1,500 for each meeting of the Board of Directors that he or she attends in person in excess of six meetings in a single calendar year.

  Payment Terms for All Cash Fees

        Cash payments to be paid to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter. For any potion of a fiscal year in which the Effective Time occurs, annual payments shall be pro rated beginning on the first day of the fiscal quarter in which the Effective Time occurs.

        Following an Outside Director's first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated beginning on the first day of the fiscal quarter in which he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Expenses

        Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

        The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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  Exhibit 10.8
BG MEDICINE, INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY